As filed with the Securities and Exchange Commission on May 18, 2026

Registration No. 333-154524

Registration No. 333-196035

Registration No. 333-224876

Registration No. 333-262230

Registration No. 333-271870

Registration No. 333-287697

Registration No. 333-287700

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-154524)

Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (No. 333-196035)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-224876)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-262230)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-271870)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-287697)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-287700)

UNDER

THE SECURITIES ACT OF 1933

DIGIMARC PARENT, INC.
(Exact name of Registrant as specified in its charter)

Oregon	41-4528284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8500 SW Creekside Place

Beaverton, Oregon 97008

(Address of principal executive offices, including zip code)

DIGIMARC CORPORATION 2008 INCENTIVE PLAN

DIGIMARC CORPORATION 2018 INCENTIVE PLAN

DIGIMARC CORPORATION EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Charles Beck

Chief Financial Officer, Treasurer and Secretary

8500 SW Creekside Place

Beaverton, Oregon 97008

503-469-4800

(Name, address and telephone number, including area code, of agent for service)

Copy to:

John R. Thomas
Perkins Coie LLP
1120 NW Couch Street, Tenth Floor

Portland, Oregon 97209-4128

503-727-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Accelerated filer ☐		Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Digimarc Parent, Inc. (formerly “Deschutes Parent, Inc.”), an Oregon corporation (the “Successor Registrant”), files these Post-Effective Amendments to the following Registration Statements on Form S-8 (the “Registration Statements”) of Digimarc LLC (formerly “Digimarc Corporation”), an Oregon limited liability company (the “Predecessor Registrant”), as the successor issuer to the Predecessor Registrant in connection with the Predecessor Registrant’s implementation of a holding company reorganization that resulted in the formation of a new parent holding company (the “Reorganization”):

●

Registration Statement No. 333-154524, filed with the Securities and Exchange Commission (the “Commission”) on October 21, 2008, pertaining to the registration of securities of the Successor Registrant issuable under the Digimarc Corporation 2008 Incentive Plan (the “2008 Plan”);

●

Registration Statement No. 333-196035, filed with the Commission on May 16, 2014, pertaining to the registration of securities of the Successor Registrant issuable under the 2008 Plan, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-196035, filed with the Commission on May 11, 2018, pertaining to the registration of securities of the Successor Registrant issuable under the 2008 Plan and the Digimarc Corporation 2018 Incentive Plan (the “2018 Plan”);

●	Registration Statement No. 333-224876, filed with the Commission on May 11, 2018, pertaining to the registration of securities of the Successor Registrant issuable under the 2018 Plan;

●	Registration Statement No. 333-262230, filed with the Commission on January 19, 2022, pertaining to the registration of securities of the Successor Registrant issuable under the 2018 Plan;

●	Registration Statement No. 333-271870, filed with the Commission on May 12, 2023, pertaining to the registration of securities of the Successor Registrant issuable under the 2018 Plan;

●	Registration Statement No. 333-287697, filed with the Commission on May 30, 2025, pertaining to the registration of securities of the Successor Registrant issuable under the 2018 Plan; and

●

Registration Statement No. 333-287700, filed with the Commission on May 30, 2025, pertaining to the registration of securities of the Successor Registrant issuable under the Digimarc Corporation Employee Stock Purchase Plan (collectively with the 2008 Plan and the 2018 Plan, the “Plans”).

The Reorganization was completed on May 15, 2026 pursuant to the Agreement and Plan of Reorganization, dated as of March 12, 2026, including the Agreement and Plan of Merger attached thereto, dated as of March 12, 2026 (collectively, the “Reorganization Agreement”), by and among the Successor Registrant, the Predecessor Registrant and Deschutes Merger Sub, Inc., an Oregon corporation (“Merger Sub”) and, as of immediately prior to the consummation of the Reorganization, a wholly owned subsidiary of the Successor Registrant, pursuant to which Merger Sub merged with and into the Predecessor Registrant, with the Predecessor Registrant surviving as a wholly owned subsidiary of the Successor Registrant, followed by the conversion of the Predecessor Registrant into an Oregon limited liability company. The Successor Registrant changed its name from “Deschutes Parent, Inc.” to “Digimarc Parent, Inc.” and the Predecessor Registrant changed its name from “Digimarc Corporation” to “Digimarc LLC.”

In accordance with the terms of the Reorganization Agreement, each outstanding share of the Predecessor Registrant’s common stock, $0.001 par value per share (the “Predecessor Common Stock”), was converted into one share of the Successor Registrant’s common stock, $0.001 par value per share, evidencing the same proportional interests in the Successor Registrant and having the same designations, rights, powers and preferences, and the same qualifications, limitations and restrictions as the Predecessor Common Stock immediately prior to the Reorganization. Accordingly, upon consummation of the Reorganization, the shareholders of the Predecessor Registrant became shareholders of the Successor Registrant. Further, pursuant to the Reorganization Agreement, as of the effectiveness of the Reorganization, the Plans and all award agreements granted pursuant thereto were amended as necessary to provide that any reference to the Predecessor Registrant and to each share of common stock of the Predecessor Registrant in such award agreements shall be deemed to refer to the Successor Registrant and to shares of common stock of the Successor Registrant.

Following the Reorganization, the Successor Registrant is the successor issuer to the Predecessor Registrant pursuant to Rule 414 (“Rule 414”) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As the successor issuer, the shares of the Successor Registrant’s common stock are deemed to be registered under Section 12(b) of the Exchange Act and trade on The Nasdaq Stock Market under the symbol “DMRC.”

In accordance with paragraph (d) of Rule 414, the Successor Registrant hereby expressly adopts the Registration Statements as its own registration statements except as amended by these Post-Effective Amendments, for all purposes of the Securities Act and the Exchange Act, and all securities registered under the Registration Statements will be securities of the Successor Registrant rather than the Predecessor Registrant. These Post-Effective Amendments shall become effective immediately upon filing with the Commission pursuant to Rule 462 under the Securities Act. The Predecessor Registrant paid all registration fees at the time of filing of the Registration Statements.

No additional securities are being registered hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference into this Registration Statement:

(a)	The Predecessor Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 11, 2026;

(b)	The Predecessor Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 13, 2026;

(c)	The Predecessor Registrant’s Current Reports on Form 8-K filed with the SEC on February 12, 2026, March 12, 2026, April 30, 2026 and May 18, 2026;

(d)	The Successor Registrant’s Current Report on Form 8-K filed with the SEC on May 18, 2026; and

(e)

The description of the Successor Registrant’s capital stock contained in its Registration Statement on Form S-4 filed with the Commission on March 12, 2026 and declared effective by the Commission on March 24, 2026, including any amendment or report filed for the purpose of updating such description.

All documents the Successor Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference into these Post-Effective Amendments and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of these Post-Effective Amendments to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of these Post-Effective Amendments.

Item 4.   DESCRIPTION OF SECURITIES

Not applicable.

Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

As an Oregon corporation, the Successor Registrant is subject to the Oregon Business Corporation Act (the “OBCA”) and the exculpation from liability and indemnification provisions contained therein. As authorized by Section 60.047(2) of the OBCA, Article IX of the Successor Registrant’s articles of incorporation eliminates the liability of the Successor Registrant’s directors to the Successor Registrant or its shareholders for certain acts or omissions. The Successor Registrant’s articles of incorporation do not eliminate the liability of its directors to the extent that the OBCA does not permit corporations to limit directors’ liability.

Section 60.387 et seq. of the OBCA authorizes corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that the actions taken were in the best interests of the corporation or at least not opposed to the corporation’s best interests and, if in a criminal proceeding, such individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify a director or officer against liability in connection with a claim by or in the right of the corporation if (i) the director or officer has been adjudged liable to the corporation or (ii) the proceeding charged the director or officer with (and adjudged the director or officer liable for) improperly receiving a personal benefit. Nor may corporations indemnify directors or officers against breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, any unlawful distribution under Section 60.367 of the OBCA, or any transaction from which the director or officer derived an improper personal benefit. The OBCA mandates indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is entitled to mandatory indemnification, or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether the director or officer met the good faith and reasonable belief standards of conduct set forth in the statute.

The OBCA also provides that the statutory indemnification provisions are not exclusive of any other rights directors or officers may be entitled to under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise. Article VIII of the Successor Registrant’s articles of incorporation and Article V of the Successor Registrant’s bylaws require the Successor Registrant to indemnify its directors, officers, agents and other representatives from losses suffered while acting on behalf of the Successor Registrant. Article VIII of the Successor Registrant’s articles of incorporation and Article V of the Successor Registrant’s bylaws specify that such representatives are to be indemnified to the fullest extent permitted by law, and that their right to indemnification shall not be affected by subsequent amendments to the Successor Registrant’s articles of incorporation or bylaws or the end of the representative’s service to the Successor Registrant.

Section 60.411 of the OBCA also authorizes corporations to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against or incurred by such individual, whether or not the corporation would have the power to indemnify such person against such liability under Section 60.391 or Section 60.394 of the OBCA. The Successor Registrant maintains insurance coverage relating to certain liabilities of directors and officers.

Additionally, the Successor Registrant has entered into indemnity agreements with certain of its officers and directors. The indemnity agreements require the Successor Registrant to, among other things, indemnify the officer or director against all expenses (including attorneys’ fees, judgments, fines and penalties, among others) incurred by such officer or director as a result of being named or threatened to be named as a party to any proceeding as a result of such officer or director’s service in such capacity. The indemnity agreements also require the Successor Registrant to indemnify the officer or director to the fullest extent permitted by law. However, the indemnification agreements prohibit the Successor Registrant from indemnifying any director or officer who is determined to be liable under Section 16(b) of the Exchange Act (or similar provisions of any federal, state or local laws) for an accounting of the profits made on the purchase or sale of shares of the corporation.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.   EXHIBITS

Exhibit Number	Description

3.1

Articles of Incorporation of Digimarc Parent, Inc. (incorporated by reference to Exhibit 3.1 to Digimarc Parent, Inc.’s Current Report on Form 8-K, filed with the SEC on May 18, 2026 (File No. 001-43301)).

3.2

Amendment to Articles of Incorporation of Digimarc Parent, Inc. (incorporated by reference to Exhibit 3.2 to Digimarc Parent, Inc.’s Current Report on Form 8-K, filed with the SEC on May 18, 2026 (File No. 001-43301)).

3.3	Bylaws of Digimarc Parent, Inc. (incorporated by reference to Exhibit 3.3 to Digimarc Parent, Inc.’s Current Report on Form 8-K, filed with the SEC on May 18, 2026 (File No. 001-43301)).

5.1*	Opinion of Perkins Coie LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (see signature page).

99.1

Digimarc Corporation 2008 Incentive Plan (incorporated by reference to Appendix A to Digimarc Corporation’s definitive proxy statement on Schedule 14A with respect to the 2014 annual meeting of shareholders filed with the SEC on March 21, 2014).

99.2

Digimarc Corporation 2018 Incentive Plan, as amended (incorporated by reference to Appendix A of Digimarc Corporation’s definitive proxy statement on Schedule 14A, filed with the SEC on March 28, 2023 (File No. 001-34108)).

99.3

Digimarc Corporation Employee Stock Purchase Plan (incorporated by reference to Appendix A to Digimarc Corporation’s definitive proxy statement on Schedule 14A with respect to the 2025 annual meeting of shareholders filed with the SEC on March 25, 2025).

107**	Filing Fee Table

* filed herewith

** previously filed

Item 9.  UNDERTAKINGS

A.  The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on May 18, 2026.

Digimarc Corporation

/s/ Charles Beck
By:	Charles Beck
Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

Each person whose signature appears below authorizes Riley McCormack and Charles Beck, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 18, 2026.

Signature	Title

/s/ Riley McCormack	President, Chief Executive Officer and Director (Principal Executive Officer)
Riley McCormack

/s/ Charles Beck	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)
Charles Beck

/s/ Katie Kool	Chair of the Board of Directors
Katie Kool

/s/ Lashonda Anderson-Williams	Director
Lashonda Anderson-Williams

/s/ Rishi Bajaj	Director
Rishi Bajaj

/s/ Sheila Cheston	Director
Sheila Cheston

/s/ Sandeep Dadlani	Director
Sandeep Dadlani

/s/ Dana Mcilwain	Director
Dana Mcilwain

/s/ Michael Park	Director
Michael Park